UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 7, 2007

NetManage, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22158	77-0252226
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20883 Stevens Creek Blvd., Cupertino, CA	95014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 973-7171

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The following disclosure is provided pursuant to Item 5.02(e) of Form 8-K and amends in its entirety the disclosure contained in that Form 8-K filed on November 9, 2007 with respect to the same subject matter.

Effective September 7, 2007, NetManage, Inc. (the “Company”) instituted a plan to grant certain key employees of the Company retention and severance benefits pursuant to the Key Employee Retention and Severance Benefits Agreement (the “Plan”).

The Plan was instituted to retain existing key employees by providing them with additional stock options and retention bonuses. Subject to the forfeiture provisions in each agreement executed by a key employee, the Plan will provide key employees of the Company with options under the Company’s 1999 Non-statutory Stock Option Plan and cash retention bonuses. The options will vest over two years with 50% of the shares subject to the option vesting on the one-year anniversary of the date of grant and with the balance vesting on the two-year anniversary of the date of grant. The key employees who will participate in the Plan and number of shares granted to each key employee will be determined by the Company’s Compensation Committee. Each key employee subject to the Plan will receive a cash bonus equal to twenty-five percent (25%) of the employee’s base salary on the one-year anniversary of the grant date and a cash bonus equal to fifty percent (50%) of the employee’s base salary on the two-year anniversary of the grant date. A key employee must be continually employed by the Company from the grant date to the specified payment date in order to receive any retention bonus. Payment of the retention bonus shall be done as soon as possible after becoming due but not later than two and one-half (2 1/2) months following the taxable year of Employee in which such payment becomes due and payable. The vesting of these options and the payment of the retention bonus may accelerate under certain conditions following a Change of Control (as defined in the Plan) of the Company.

The Plan also provides for cash severance benefits to be paid to a key employee in the event a key employee is terminated under specific circumstances, including: if the key employee is terminated within two years following the date of a Change of Control of the Company without Cause (as defined in the Plan) or if during this period he or she voluntarily terminates his or her employment for Good Reason (as defined in the Plan) and executes a standard release agreement. The amount of such severance benefits will be determined by the Company’s Compensation Committee. Also included are COBRA continuation coverage benefits for health, dental and vision insurance for a period equal to the amount of time the key employee receives severance payments. The Company shall also reimburse the key employee for a limited amount of outplacement service expenses actually incurred by the key employee.

An initial list of key employees was established by the Company on October 29, 2007. The table below sets forth benefits payable under the Plan to the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other named executive officers.

Name	Title	Retention Options (Shares)	1 Year Retention Cash Bonus	2 Year Retention Cash Bonus	Maximum Contingent Severance Cash Payment
Zvi Alon	Chief Executive Officer	75,000	$117,500	$235,000	$705,000
Omer Regev	Chief Financial Officer	30,000	$50,000	$100,000	$200,000
Ido Hardonag	Vice President of Engineering	30,000	$55,134	$110,268	$220,536
Cheli Aflalo-Karpel	Vice President of Sales	30,000	$50,805	$101,610	$203,220

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit 10.1	Form of Key Employee Retention and Severance Benefits Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetManage, Inc. (Registrant)

December 7, 2007 (Date)	/s/ ZVI ALON Zvi Alon Chairman, President and Chief Executive Officer

Exhibit Index
10.1	Form of Key Employee Retention and Severance Benefits Agreement.